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                                                                    Exhibit 3(b)

                          CERTIFICATE OF AMENDMENT TO
                    RESTATED CERTIFICATE OF INCORPORATION OF
                               BROWN-FORMAN INC.


       We, the undersigned, being chairman of the Board and Chief Executive officer and Secretary, respectively, of Brown-Forman Inc. (hereinafter called the "Corporation"), a corporation organized and existing under and by virtue of the provisions of the Delaware Code, do hereby certify under the seal of the corporation as follows:

       FIRST: That at a meeting of the Board of Directors of the Corporation duly called and held on May 22, 1987, at which meeting a quorum of the directors was present and acting throughout, a resolution was duly adopted by said Board of Directors (1) setting forth, and declaring the advisability of, a proposed amendment to the Restated Certificate of Incorporation, amending said Restated Certificate of Incorporation, by adding an additional paragraph to Article Ninth thereof; and (2) directing that the proposed amendment be submitted to the stockholders for approval at the annual meeting of stockholders of Class A Common Stock of the Corporation to be held on July 23, 1987. The said new paragraph to Article Ninth, proposed and set forth in the aforesaid resolution, is in words and figures as follows:

       "A director shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except that he may be liable (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived an improper personal benefit."

       SECOND: That thereafter, pursuant to the aforesaid resolution of said Board of Directors, said amendment was presented to the stockholders of the Corporation, entitled to vote thereon, for their consideration at the annual meeting of stockholders of Class A Common Stock of the Corporation duly called and held at 850 Dixie Highway, Louisville, Kentucky, on July 23, 1967, at 10:00 a.m., EDT, notice of which meeting was duly mailed to each holder of Class A Common Stock of the Corporation, said notice setting forth the changes to be effected by said proposed amendment; that at said meeting there were present in person or represented by proxy persons or bodies corporate holding or entitled to vote 10,428,475.036 outstanding shares of Class A Common Stock of the corporation; that at said meeting a vote of the
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stockholders so entitled to vote, by ballot, in person or by proxy, was taken for and against said amendment, which vote was conducted by three inspectors appointed for the purpose by said meeting; that at said meeting said inspectors decided upon the qualifications of the voters, took and accepted their vote, and, when the vote was completed, counted and ascertained the number of shares of each class voted respectively for and against the amendment and declared that persons or bodies corporate holding or entitled to vote 10,349,961.363 shares of Class A Common Stock of the Corporation, being more than a majority of the 10,428,475.036 outstanding shares of Class A Common Stock of the Corporation, had voted for said amendment and that 68,474.405 shares of Class A Common Stock were voted against said amendment; that said Inspectors made a certificate accordingly stating the number of shares of stock, issued and outstanding and entitled to vote on said amendment, and the number of shares voted for, and the number of shares voted against, the amendment respectively and subscribed and delivered said certificate to the Secretary of the Corporation; and that said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

       IN WITNESS WHEREOF, this Certificate is made under the seal of said Brown-Forman Inc. and signed by W. L. Lyons Brown, Jr., its Chairman of the Board and Chief Executive officer, and by John S. Moremen, its Secretary, this 23rd day of July, 1987.


                                      /s/ W. L. Lyons Brown, Jr.
                                      ---------------------------
                                      W. L. Lyons Brown, Jr.,
                                      Chairman of the Board and
                                      Chief Executive Officer



                                      /s/ John S. Moremen
                                      ---------------------------
                                      John S. Moremen,
                                      Secretary


Attest:


/s/ John S. Moremen
- - -------------------
John S. Moremen,
Secretary

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COMMONWEALTH OF KENTUCKY    )
                            ) SS
COUNTY OF JEFFERSON         )


       Be it remembered that on this 23rd day of July, 1987, personally came before me, a Notary Public in and for the Commonwealth and county aforesaid, W.
L. Lyons Brown, Jr., Chairman of the Board and Chief Executive Officer of Brown-Forman Inc., a corporation of the State of Delaware, the Corporation described in, and the seal of which is affixed to, the foregoing Certificate, known to me personally to be such, and he, the said W. L. Lyons Brown, Jr., as such Chairman of the Board and Chief Executive Officer, duly executed said Certificate before me and acknowledged said certificate to be his act and deed and the act and dead of such Corporation; that the facts stated therein are true; and that the signatures of the said Chairman of the Board and Chief Executive Officer and of John S. Moremen, Secretary of said Corporation, to said foregoing Certificate are in the handwriting of the said Chairman of the Board and Chief Executive Officer and Secretary of said Corporation, respectively, and the seal affixed to said Certificate is the seal of said corporation.

       IN WITNESS WHEREOF, I have hereunto set my hand and seal of office the day and year aforesaid.

       My commission expires: June 22, 1988.

                                      Wanda L. Welch
                                      ------------------------------
                                      Notary Public


This instrument prepared by:


/s/ James S. Welch
- - ------------------
James S. Welch
OGDEN & ROBERTSON
200 One Riverfront Plaza
Louisville, KY 40202
(502) 582-1601

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